Exhibit (11)(b)

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038

September 22, 2004

We hereby consent to the use of our legal opinion regarding the legality of issuances of shares and other matters filed as Exhibit 10 of Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A, filed September 27, 1996 (and incorporated by reference as Exhibit (11)(a) to this Registration Statement). In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulation of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
STROOCK & STROOCK & LAVAN LLP